EXHIBIT 99.1

Profound Medical to Host Investor Call to Discuss First Clinical Outcomes from the CAPTAIN Trial on March 13; Participate in ROTH Investor Conference on March 22-24

TORONTO, March 09, 2026 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets AI-powered, MRI-guided, incision-free therapies for the ablation of diseased tissue, today announced that the first clinical outcomes from the Level 1 post-market CAPTAIN trial comparing the safety and efficacy of the TULSA Procedure™ with robotic radical prostatectomy in men with localized prostate cancer are scheduled to be presented during the Late-Breaking and High-Impact session at the 41st Annual European Association of Urology (“EAU 2026”) Congress in London, UK on March 13, 2026 at 9:40 a.m. EDT (1:40 p.m. GMT).

The EAU 2026 CAPTAIN study presentation will be given by Laurence Klotz, CM, MD, FRCSC, an esteemed urologist, a professor of surgery at the University of Toronto, the Sunnybrook Chair of Prostate Cancer Research, and one of the investigators for the trial.

Profound plans to issue a press release summarizing the EAU 2026 CAPTAIN presentation as soon as practicable following its conclusion on Friday morning, and then host an investor webinar at 11:30 a.m. EDT, during which Dr. Klotz will review the CAPTAIN data and its clinical relevance, and Profound management will discuss the commercial implications of the data and next steps in advancing the TULSA Procedure toward potential inclusion in prostate cancer treatment guidelines.

Details of Investor Call to Discuss the First CAPTAIN Trial Clinical Outcomes

IMPORTANT – Advanced registration is required to participate in the live webinar

When: March 13, 2026

Time: 11:30 a.m. EDT

Registration Link: https://kilmerlucas.zoom.us/meeting/register/zblbafrFS8qj5NQXQKYtJA

ROTH Conference

Profound also announced that management will participate in a series of one-on-one investor meetings at the 38th Annual Roth Conference to be held March 22-24, 2026 in Dana Point, California. Any attendees interested in meeting with Profound’s management team at the conference should contact their ROTH representative or email skilmer@profoundmedical.com. Due the format of the event, no webcast will be available.

About Profound Medical Corp.

Profound is a commercial-stage medical device company and an innovator in interventional MRI procedures, enabling precise, incision-free therapies that improve clinical confidence, procedural control, and patient outcomes. By leveraging real-time MRI guidance, Profound’s technologies are designed to replace uncertainty with clarity across treatment planning, delivery, and confirmation.

The company’s flagship platform, TULSA-PRO®, enables MRI-guided, incision-free prostate therapy designed for precision and flexibility. The TULSA Procedure™ allows physicians to see, treat, and confirm therapy in real time, supporting personalized treatment strategies across the continuum of prostate care—from whole-gland to subtotal, hemi, multifocal, and focal treatment. This approach enables individualized care for the full spectrum of prostate disease, including prostate cancer and/or benign prostatic hyperplasia (BPH), while minimizing side effects typically associated with surgery or radiation, such as urinary incontinence and/or erectile dysfunction.

Profound also commercializes Sonalleve®, an MRI-guided therapy that provides a non-surgical treatment option for pain palliation of bone metastases, desmoid tumors, and osteoid osteoma, as well as for common gynecologic conditions including uterine fibroids and adenomyosis. Sonalleve delivers targeted therapy with no incisions, no blood loss during the procedure, no overnight hospital stay, and faster recovery — and, in gynecologic applications, enables uterine-sparing treatment that may help preserve fertility. Profound is also exploring additional clinical applications for Sonalleve, including non-invasive ablation of abdominal cancers and hyperthermia-based cancer therapies.

Profound Medical’s technologies are approved across major global markets. TULSA-PRO is cleared or approved in the United States, Europe, Canada, Saudi Arabia, India, Australia/New Zealand, and the UAE, while Sonalleve is cleared or approved in the United States (HDE), Europe, Canada, China, and Saudi Arabia.

Through real-time MRI guidance and data-driven innovation, Profound is advancing the future of MRI-guided therapy — expanding access to precise, personalized, and incision-free treatment options worldwide.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849